Exhibit 99.1

Comverge and Ardsley Partners Announce Agreement to Add

Three Independent Directors to the Comverge Board

Norcross, GA & Stamford, CT – February 28, 2012 - Comverge, Inc. (Nasdaq: COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial + Industrial (C+I) customers, and Ardsley Advisory Partners (“Ardsley”) announced today that they have reached an agreement to add three independent directors to the Comverge Board of Directors.

As part of the agreement, Comverge will immediately appoint three directors nominated by Ardsley, temporarily increasing the size of the Board from 8 to 10 directors.  Immediately following the 2012 Annual Meeting scheduled to be held in May, the Board will decrease in size to a total of 9 members. The reconstituted Board will include three new members: David R. Kuzma; James J. Moore; and Rudolf J. Hoefling. Scott Ungerer has decided to step down from the Board, and Joseph O’Donnell has notified the board that he does not intend to stand for re-election at the company’s next shareholder meeting. Also under the terms of the agreement, Mr. Kuzma will join Comverge’s Compensation Committee as its Chairman, Mr. Moore will join Comverge’s Nominating/Corporate Governance Committee and Mr. Hoefling will join Comverge’s Audit and Nominating/Corporate Governance Committees.

In conjunction with the agreement, Ardsley will withdraw its letter to Comverge of its intention to nominate three individuals for election to the Board at the 2012 Annual Meeting and will vote all of its shares in favor of each of the Board’s nominees through the term of the agreement.

“We are pleased to have reached this agreement with Ardsley, and look forward to working with Dave, James and Rudi,” said Alec G. Dreyer, Chairman of the Board of Comverge. “We are confident that their significant industry and operational experience will be an asset to Comverge and, together, we will continue to focus on ways to increase value for our shareholders.  We would also like to thank Scott Ungerer and Joseph O’Donnell for their contributions and dedication while serving as board members.”

Benjamin I. Block, General Partner of Ardsley, stated, “We are confident that the addition of these three new directors will add a fresh perspective to the Board and will serve the best interests of Comverge and its stockholders. These new director additions, combined with the Company’s recently completed cost reduction initiatives, significant new contract wins both domestically and internationally and sizeable backlog, provide us with a greater sense of optimism about Comverge’s ability to achieve near-term profitability and ultimately realize its full potential.”

About the new Comverge Directors:

David R. Kuzma is the former President of Sempra Energy Resources and the Chief Financial Officer/Treasurer of three Fortune 500 companies.  Sempra is a diversified energy company involved in electric generation, oil and gas drilling, pipelines and gas processing.  Prior to Sempra Energy, Mr. Kuzma was Chief Financial Officer and Treasurer of Enova Corporation, which is the parent company of San Diego Gas & Electric (SDG&E) and several other U.S.-based subsidiaries.  Prior to that, he also served as the Chief Financial Officer and Senior Vice President at Florida Progress Corporation.  Mr. Kuzma began his career as an auditor for Price Waterhouse and is a Certified Public Accountant.  Since December 2009, Mr. Kuzma has served as a director of Ecotality Corp., a manufacturer and service provider to the electric car industry.

James J. Moore is currently Chairman of Energy & Power investments at Diamond Castle LLC, a private equity investment firm.  Prior to joining Diamond Castle in 2008, Mr. Moore was the CEO of Catamount Energy Corporation.  Catamount is a wind energy company and was a portfolio company of Diamond Castle before it was sold to Duke Energy in 2008.  Prior to joining Catamount in 2001, Mr. Moore was the Chairman and CEO of American National Power (ANP), one of the largest independent power producers in the United States, and a member of the Board of Directors of International Power Plc, the parent company of ANP.  Mr. Moore was one of the founders of ANP in 1986. Previously, he served in a variety of legal, business development and executive roles in the energy industry since 1982.

Rudolf J. Hoefling is the founder of Globus LLC, an international consulting firm that provides solutions to clients operating in a broad cross-section of the energy industry.  Since its inception, Globus has advised on over 200 transactions in the energy space.  Mr. Hoefling also serves as a consultant for the Project Finance Group of WestLB AG, advising on the commercial and technical aspects of all domestic and international power generation projects.  Prior to founding Globus LLC, Mr. Hoefling spent 20 years at Siemens, where he served as President of Siemens Power Ventures, Inc. from 1991 until his retirement in 1999, and served on the Board of Directors at Siemens Project Ventures GmbH in Germany.  Previously at Siemens, he led an internal turnaround group and successfully restructured six loss-making divisions into profitable business units.  Since September 2004, Mr. Hoefling has also served as a member of the Board of Advisors for Greenwich Energy Investment.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

The complete agreement between Comverge and Ardsley will be included as an exhibit to the Company's Current Report on Form 8-K which will be filed with the Securities and Exchange Commission ("SEC"). Further details regarding the 2012 Annual Meeting will be included in the Company's definitive proxy materials, which will be filed with the SEC.

CONTACT:    Jason Cigarran

          Vice President, Marketing and Investor Relations

          Comverge, Inc.

          678-823-6784

          jcigarran@comverge.com